Exhibit 10.1

THIRD AMENDMENT TO TULLY’S COFFEE LICENSE AGREEMENT

This Third Amendment to Tully’s Coffee License Agreement (the “Third Amendment”) is made this 31st day of August, 2003 by and among TULLY’S COFFEE CORPORATION, a Washington corporation, doing business at 3100 Airport Way South, Seattle, Washington 98134, U.S.A. (“Licensor”), TULLY’S COFFEE JAPAN CO., LTD., a company organized under the laws of Japan, doing business at 2-11-7 Akasaka, Minato-ku, Tokyo, Japan (“Licensee”) and FOODX GLOBE CO., LTD., a company organized under the laws of Japan, doing business at 2-11-7 Akasaka, Minato-ku, Tokyo, Japan (“Foodx”). Unless otherwise defined herein, capitalized terms and phrases used in this Third Amendment shall have the meanings given to such terms and phrases in the License Agreement described in Recital A below.

RECITALS

A. On April 26, 2001, Licensor and Foodx (formerly known as Tully’s Coffee Japan Co., Ltd.) entered into that certain Tully’s Coffee License Agreement, as amended by that certain First Amendment to Tully’s Coffee License Agreement dated October 1, 2001 (the “First Amendment”) and that certain Second Amendment to Tully’s Coffee License Agreement dated February 14, 2002 (the “Second Amendment”) (as so amended, collectively, the “License Agreement”), pursuant to which Licensor has granted to Licensee an exclusive license to use, inter alia, Licensor’s know-how, trade secrets, proprietary information and designs, Business Names, and Trademarks in association with the operation of Tully’s Stores in Japan. On August 1, 2002, pursuant to that certain corporate split of Foodx under the Commercial Code of Japan, Licensee, which was incorporated as a wholly-owned subsidiary of Foodx, succeeded to all rights and obligations of Foodx under the License Agreement while Foodx remained jointly and severally liable for obligations which had been owed by it under the License Agreement.

B. The parties hereto desire to further amend the License Agreement to in connection with the commencement of a take-over bid (“TOB”) by AC-Tully’s, Inc. (“SPC 1”), through its wholly owned subsidiary ACFX Inc. (“SPC 2”), for at least 66.67% of the outstanding shares of Foodx, which TOB is the first step in a contemplated transaction involving the delisting of Foodx from the Hercules market operated by the Osaka Securities Exchange.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

AGREEMENT

1. Amendments.

1.1 Section 1 of the License Agreement is hereby amended and restated to read as follows:

1. Grant of License. During the term of this Agreement, Licensor hereby grants to Licensee the exclusive license to: (a) operate Tully’s Stores in the Territory and to use such Tully’s Store designs, formats, signs, equipment, layout, systems, procedures, copyrights, know-how, the Business Names, and the Trademarks in the Territory (collectively, the “Retail Rights”) in connection with the operation of retail Tully’s Stores in the Territory on the terms and conditions stated herein, (b) to use such formats, signs, equipment, layout, systems, procedures, copyrights, know-how, the Business Names, and the Trademarks in the Territory in connection with the wholesale sale of roasted coffee beans and ground coffee in the Territory on the terms and conditions stated herein (the “Wholesale Rights”), and (c) to use such formats, signs, equipment, layout, systems, procedures, copyrights, know-how, the Business Names, and the Trademarks in the Territory in connection with the wholesale sale of ready-to-drink, pre-packaged beverages (“RTD products”) in the Territory on the terms and conditions stated herein (the “RTD Rights”). The Retail Rights, the Wholesale Rights, and the RTD Rights include the rights to utilize in the Territory the present and future names and marks used by Licensor in its operations of Tully’s Stores, U.S. wholesale operations and RTD beverage business, whether registered or unregistered. The Retail Rights, the Wholesale Rights and the RTD Rights are sometimes collectively referred to herein as the “Rights”. Licensee shall use its reasonable best efforts to promote and market the Rights in the Territory.

Subject to the required approvals set forth below, Licensor hereby grants Licensee (i) the right to produce RTD products and to sell such products to retail establishments in the Territory and to sell such products to resellers for sale to retail establishments in the Territory, and (ii) the right to grant a sublicense to third parties approved by Licensor as provided herein (the “RTD Sub-licensees”) to use the Business Names and the Trademarks solely for the purpose of producing RTD products, selling such products to retail establishments in the Territory, and selling such products to resellers for sale to retail establishments in the Territory (the RTD products produced by Licensee and the RTD Sub-licensees under the license granted hereby are hereinafter referred to as the “New Products”). Licensee shall obtain Licensor’s prior written approval with respect to (a) the packaging of each New Product and the manner in which the Business Names and the Trademarks are used thereon, (b) the ingredients, production method and taste of each New Product, prior to each such New Product becoming available at retail establishments in the Territory, and (c) each RTD Sublicensee; provided, however, that no such approval shall be unreasonably withheld, conditioned or delayed, and provided, further, that Licensor shall give due consideration to Licensee’s expertise in catering to the tastes of customers in the Territory. Licensor shall have a royalty-free license to use the recipes of the New Products outside the Territory. Licensee may contract with one or more RTD Sub-licensees to produce and distribute one or more of the New Products in the Territory. The terms of such RTD Sub-licensee agreements shall not conflict with the terms of the License Agreement. Licensee shall obtain Licensor’s consent to each such RTD Sub-licensee agreement, which shall not be unreasonably withheld, delayed or conditioned; provided that Licensor consent may be granted subject to such terms and conditions as may be reasonably necessary to protect the rights and interest of Licensor given the specific nature of any such proposed Sub-licensee agreement. In the event of any disagreement concerning Licensor’s decision to withhold or condition any approval required under this Section 1, the burden shall be on Licensee to demonstrate that Licensor’s decision is unreasonable.

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Licensee shall pay Licensor a royalty (the “RTD Royalty”) equal to (a) 35 percent of any fees, royalties or other consideration (net of any consumption tax actually collected and remitted to the applicable taxing authority) that Licensee receives from the RTD Sub-licensees with respect to the manufacture and sale of New Products by the RTD Sub-licensees. plus (b) in the event that Licensee is the vendor, Licensee shall pay Licensor a royalty to be agreed upon by Licensor and Licensee based on the general principle of sharing the net profit (i.e. profit net of all direct and indirect costs and expenses) of Licensee attributable to the sale of the New Products on a 65(Licensee):35(Licensor) ratio. Notwithstanding the foregoing, no RTD Royalty shall accrue in connection with the New Products for any wholesale sales of the New Products prior to October 31, 2004. The RTD Royalty with respect to revenue received in any month shall be paid no later than the end of the month immediately following the month in which Licensee receives the revenue.

1.2 Section 17b (7) of the License Agreement is hereby amended and restated to read as follows:

(7) Undergoes a “change in control” of either (i) Licensee or any of its approved successors or assigns, or (ii) AC-Tully’s Inc. or ACFX, Inc. (“SPC 2) or any of their respective successors or assigns (collectively, “SPC”). For the purposes of this Agreement, the term “change in control” shall mean (i) any direct or indirect sale, transfer, assignment, issuance or other disposition, whether by operation of law or otherwise, of either Licensee’s voting securities (whether presently outstanding or issued in the future) or SPC’s voting securities (existing at the time TOB completes or issued in the future) except for the Excepted Events, (ii) the sale of substantially all of either Licensee’s or SPC’s assets in one or a series of transactions other than to its wholly-owned subsidiary, (iii) a merger or consolidation with any other entity in which either Licensee or SPC, as applicable, is not the surviving entity, or (iv) the acquisition by any party of the right to nominate and/or elect a majority of the members of the board of directors of Licensee or SPC. The Excepted Events are (i) any issuance of securities of Licensee or SPC or their respective successors in accordance with the employee/director/statutory auditor stock plan that is adopted by the board of directors and/or shareholders of either Licensee or SPC, as applicable, and/or any of their respective subsidiaries from time to time that, cumulatively, accounts for no more that fifteen percent (15%), in excess of the percentage of voting securities the employees, directors and statutory auditors of Licensee and its subsidiaries are entitled to under the existing option plans as of the date of the Third Amendment, of the voting securities of either Licensee or SPC, as applicable or their respective successors, (ii) transfer of voting securities of SPC or its successor that, cumulatively, account for no more than five percent (5%) of the voting securities of SPC or its successor, on a fully diluted basis, between the shareholders of SPC existing at the time the TOB completes (the “Original Shareholders”), and (iii) any issuance of voting securities of SPC that, cumulatively, accounts for no more than five percent (5%) of the voting securities of in SPC or its successor, on a fully diluted basis, to a person who is not an Original Shareholder. Notwithstanding any other provision of this Agreement, if any of the Original Shareholders’ ownership of the voting securities of either SPC or Licensee, as

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applicable, is in excess of 49.5% of the voting securities, such ownership shall constitute a change in control for purposes of the License Agreement. Licensee and SPC shall give Licensor prompt notice of any changes in the ownership of their voting securities.

1.3 A new Section 20A shall be inserted following Section 20.c (which was inserted as Section 17.c pursuant to Section 1.5 of the First Amendment but was renumbered to Section 20.c pursuant to Section 1.2 of the First Amendment) of the License Agreement as follows:

20A Licensee’s Right of First Opportunity to Purchase.

a. If Licensor makes a formal decision to sell, assign, transfer or otherwise dispose of all or any part of the Rights on a stand alone basis and not in connection with the sale of any other material assets of Licensor, Licensor shall first give notice of such decision to Licensee in writing (the “Notice of Decision to Sell”) specifying the Rights to be sold, assigned, transferred, or otherwise disposed of (the “Subjected Rights”). Provided that Licensee is not then in breach or default with respect to any of its obligations under the License Agreement, Licensee shall have thirty (30) calendar days from the date of any Notice of Decision to Sell (the “Negotiation Period”) during which period Licensee shall have the first opportunity to negotiate an acquisition of the Subjected Rights (the “Right of First Opportunity”) on terms and conditions mutually acceptable to Licensor and Licensee. During the Negotiation Period, Licensor and Licensee shall negotiate in good faith the terms and conditions of a binding agreement regarding the acquisition of the Subjected Rights by Licensee. If Licensor and Licensee have not executed such binding agreement regarding the acquisition of the Subjected Rights by Licensee prior to the conclusion of the Negotiation Period, the Right of First Opportunity shall terminate and Licensor shall, thereafter, be entitled to sell, assign, transfer or otherwise dispose of the Subjected Rights to any other party at any time.

b. Notwithstanding Section 20A.a, the Right of First Opportunity shall not apply to (i) any sale, assignment or transfer of the Rights or any portion thereof to a lender for security purposes, (ii) any sale, assignment transfer or disposal of all or any part of the assets of Licensor (even if such assets include the Rights) provided that such sale, assignment, transfer or disposal involves material assets in addition to the Rights, (iii) the sale of any capital stock of Licensor to any other party, or (iv) any transaction involving (A) any corporation resulting from any merger, consolidation or other reorganization to which Licensor is a party; or (B) any corporation, partnership, association or other entity or person to which Licensor may sell, transfer or dispose of all or substantially all of the assets and business of Licensor, or (C) any merger, reorganization or other combination involving Licensor.

c. Licensee acknowledges and agrees that during the Negotiation Period, Licensor shall be entitled but not obligated to have discussions with other parties concerning a potential acquisition of the Rights, provided that Licensor may not enter into any agreement with any such party concerning the Rights during the Negotiation Period.

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1.4 A new Section 42 shall be inserted following Section 41 (which was initially Section 38 but was renumbered to Section 41 pursuant to Section 1.2 of the First Amendment) of the License Agreement reading as follows:

42. New Store Opening Requirements; Monthly Store Listing. Licensee represents that, as of August 1, 2003, there are 128 Tully’s Stores in the Territory which are open and operating (collectively, the “8/1/03 Tully’s Stores Count”). As used in this Section 42, the phrase “Tully’s Stores in the Territory” shall be deemed to include (i) Tully’s Stores in the Territory owned and operated by Licensee, and (ii) Tully’s Stores in the Territory which are owned and operated by franchisees pursuant to a franchise agreement approved by Licensor (including Tully’s Stores operated pursuant to a business support agreement with Venture Link Co. Ltd., if any). Licensee agrees to meet or exceed the following requirements with respect to the opening of New Tully’s Stores in the Territory (as defined below):

(a) On or before August 1, 2004, Licensee shall open and maintain as open at least fifty (50) New Tully’s Stores;

(b) On or before August 1, 2005, Licensee shall open and maintain as open at least seventy-five (75) New Tully’s Stores; and

(c) On or before August 1, 2006, Licensee shall open and maintain as open at least one hundred (100) New Tully’s Stores.

As used herein, “New Tully’s Stores” shall mean the cumulative number of new Tully’s Stores in the Territory which are opened and maintained as open as compared to the 8/1/03 Tully’s Stores Count.

In the event that Licensee fails on any of the three dates set forth in Subsections (a)–(c) above (each a “Quota Date”) to meet the applicable quota of New Tully’s Stores, Licensee shall pay to Licensor a monthly fee (the “Monthly Shortfall Fee”) calculated as of such Quota Date and as of the first day of each month thereafter up to, but excluding, the next Quota Date (such Quota Date and each such first day, a “Calculation Date”) equal to:

A * B / X / 12

Where:

A = The quota of New Tully’s Stores specified above as of the relevant Quota Date, minus the number of New Tully’s Stores open and maintained as open on or before the relevant Calculation Date.

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B = The aggregate of the Licensor Franchise Royalty Fee and the payments under Section 2.6 of the Supply Agreement that were paid or made by Licensee for the immediately preceding fiscal year of Licensee.

X = The monthly average number of Tully’s Stores in the Territory that were in operation during such immediately preceding fiscal year.

The Monthly Shortfall Fee, if any, payable in respect of each Calculation Date shall be payable in arrears on or before the next succeeding Calculation Date, it being understood that the Monthly Shortfall Fee shall, if the quota required in respect of the third Quota Date (i.e., August 1, 2006) is not met, continue to be payable in respect of each Calculation Date thereafter until A equals zero (i.e., until there are 100 New Tully’s Stores open and maintained as of such Calculation Date).

Furthermore, in the event that Licensee fails on any of the Quota Dates to open and maintain at least 80% of the applicable quota of New Tully’s Stores (the “80% Quota”), Licensee shall pay to Licensor an annual fee (the “Annual Shortfall Fee”) as follows:

If Licensee fails to meet the 80% Quota for August 1, 2004 on or before such date — U.S.$50,000.00, which shall be payable on or before September 1, 2004.

If Licensee fails to meet the 80% Quota for August 1, 2005 on or before such date — U.S.$25,000.00, which shall be payable on or before September 1, 2005.

If Licensee fails to meet the 80% Quota for August 1, 2006 on or before such date — U.S.$25,000.00, which shall be payable on or before September 1, 2006.

If Licensee fails to meet the 80% Quota for August 1, 2006 on or before August 1st for any year subsequent to 2006 — U.S.$25,000.00, which shall be payable on or before September 1st of such year.

Licensor’s right to the Monthly Shortfall Fees and the Annual Shortfall Fees shall be Licensor’s sole remedy with respect to any failure by Licensee to comply with the New Tully’s Stores requirements set forth above and the failure by Licensee to comply with such requirements shall not be treated by Licensor as a breach of this Agreement for any purpose (including, without limitation, for the purposes of Section 20b (Termination of License)), provided that any failure by Licensee to timely pay any of the Monthly Shortfall Fees or any of the Annual Shortfall Fees shall constitute a breach of this Agreement for the purposes of Section 20b.

Licensee shall deliver to Licensor on or before the 10th of each month a full and complete listing of all Tully’s Stores in the Territory which are in operation as of the end of the prior month, including a designation with respect to each Tully’s Store as whether it is (1) a Tully’s Store owned by Licensee, a (2) a Tully’s Store operated by a franchisee, or (3) a Tully’s Store operated pursuant to a business support arrangement with Venture Link Co. Ltd.

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2. Conditional Agreement Not to Assert Change of Control Rights with respect to TOB. Licensor hereby agrees not to assert any rights under Section 20(b)(7) (which was inserted as Section 17(b)(7) pursuant to Section 1.4 of the First Amendment but was renumbered to Section 20(b)(7) pursuant to Section 1.2 of the First Amendment) of the License Agreement to terminate the License Agreement as a result of any change in shareholding of Licensee or Foodx occurring as a direct result of the TOB (including, without limitation, any share exchange to be conducted by Foodx and SPC2 to make Foodx wholly owned by SPC2, any transfer of shares in Foodx from SPC2 to SPC1, liquidation of SPC2 subsequent to the sale of FOODX shares in connection with the TOB, any merger between any of Licensee, Foodx, SPC1 or SPC2, or any other transaction conducted for the purpose of acquiring the securities owned by any shareholders of Foodx who remain after the TOB) unless (a) Kouta Matsuda is terminated without cause as Chief Executive Officer and Representative Director (daihyo torishimariyaku) of Licensee, Foodx or SPC1, (b) within one year after completion of the TOB either (i) any current member of the Board of Directors of Foodx (or SPC1 upon the completion of the TOB) is removed without cause, or (ii) the number of members of the Board of Directors of Foodx (or SPC1 upon completion of the TOB) is increased to nine or more, or (c) within one year after completion of the TOB the post-TOB ownership of SPC1 varies in any way from the following percentage ownership of the outstanding equity interests in SPC1 (the following percentages are computed exclusive of any shares issued to Matsuda and existing Licensee and Foodx management team upon exercise of stock options after the date of the Third Amendment under stock options issued and outstanding as of the date of the Third Amendment and exclusive of any shares for unexercised stock options of Matsuda and existing Licensee and Foodx management team, subject to the limitations of section 1.2 of the Third Amendment): (x) Matsuda and existing Licensee and Foodx management team – such percentage of equity ownership that shall not be less than twenty-eight percent (28%) and not more than thirty-five percent (35%)), (y) Unicafé Inc. – such percentage of equity ownership that shall not be less than twenty-eight percent (28%) and not more than thirty-two percent (32%)), and (z) AC-T Holding Inc. – the rest of the equity ownership in SPC 1 (but which percentage shall not be less than thirty-five percent (35%) and not more than forty-one percent (41%)). Tully’s agreement in this Section 2 not to assert the rights described above shall only apply if the TOB is commenced on or before October 15, 2003 and completed and/or terminated on or before October 15, 2004. Upon the completion and/or termination of the TOB, Licensee shall prepare a written report to Licensor listing all of the holders of any of SPC 1’s equity securities together with a description of the number of shares and types of securities held by such holders. For the purpose of immediately preceding sentence, the TOB is deemed to have been completed when Foodx becomes a wholly-owned subsidiary of SPC 1.

For purposes of this Section 2, a person is terminated “for cause” if that person (i) has breached his or her fiduciary duty owed to any of Licensee, Foodx, or SPC1, (ii) has acted in material bad faith against either Licensee, Foodx, SPC1 or SPC2, (iii) has caused material damages to any of Licensee, Foodx, SPC1 or SPC2 as a result of his or her gross negligence, (iv) has been involved in material misconduct which brings or is reasonably likely to bring that person and either Licensee, Foodx, SPC1 or SPC2 into significant disrepute, (v) has become insolvent, filed a bankruptcy petition or had an involuntary bankruptcy petition filed against that person, or (vi) has become of unsound mind or been prevented by illness or accident from performing its duties owed to either Licensee, Foodx, or SPC1 for a period of one month, and a person is terminated “without cause” if none of (i) through (vi) above is applicable with regard to that person.

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3. Registration of License. Licensor agrees to cooperate with any effort made by or on behalf of Licensee to register the license granted under the License Agreement with the Japan Patent Office, provided that such registration (i) is made under terms and conditions which do not adversely affect any of Licensor’s legal rights under the License Agreement or create any new rights not already provided for in the License Agreement, and (ii) Licensor is reimbursed for all of its out of pocket costs and expenses (including reasonable fees of legal counsel) incurred in connection with such registration.

Licensee acknowledges that registration of the license agreement with the JPO does not in any way affect the rights and obligations between Licensor and Licensee, and Licensee agrees not to assert otherwise in any dispute it may have with Licensor.

Licensee shall not object to, and agrees to cooperate with, any effort by Licensor to use the License Agreement and/or Licensor’s rights and/or royalties thereunder as collateral for any form of funding desired by Licensor, provided that such collateralization is made under terms and conditions which do not adversely affect any of Licensee’s right under the License Agreement. Licensee agrees to assist in such matters as reasonably requested by Licensor, including the execution of any necessary waivers or other documentation required in connection with such funding, provided that Licensee is reimbursed for all of its reasonable out of pocket costs and expenses (including reasonable fees of legal counsel) incurred in connection with such registration.

Upon termination of the License Agreement as provided by the terms thereof, Licensee agrees to promptly cooperate with any effort may by or on behalf of Licensor to register such a termination of the License Agreement with the JPO.

4. Consideration. In consideration of Tully’s execution and delivery of this Third Amendment, Licensee, Foodx and each of their respective successors and assigns (collectively, the “TCJ Parties”) shall be jointly and severally obligated to pay to Tully’s U.S. $500,000.00 via wire transfer of immediately available funds within five (5) business days in Tokyo, Japan following the date of the execution of this Third Amendment.

5. Fast-track Approval Process. Licensor acknowledges that Licensee desires to propose the first RTD Sub-licensee as soon as possible, and that Licensee deems Unicafé Inc. to be the most likely candidate for the first RTD Sub-licensee. Licensor and Licensee each agree to use their respective commercially reasonable best efforts to follow a fast-track approval process in granting approvals, required under Section 1 of the License Agreement, with respect to (a) an appointment of Unicafé Inc. as the RTD Sub-licensee and (b) the RTD Sub-license agreement applicable thereto. The parties’ mutual goal is to conclude the fast track approval process within twenty-one days of the date of this Third Amendment.

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6. Reimbursement of Attorneys’ Fees. In addition to and not in lieu of Initial Amendment Fee or the Additional Amendment Fee, Licensee agrees to pay all of Licensor’s reasonable out of pocket costs and expenses (including but not limited to reasonable attorneys’ fees) incurred in connection with the preparation, negotiation and execution of this Third Amendment and any other documents related hereto. Such costs and expenses shall be payable to Licensor within ten (10) days of Licensor providing to Licensee a statement listing such costs and expenses.

7. Subject to Terms and Conditions of License Agreement; Defaults. The terms and conditions of this Third Amendment shall be subject to the terms and conditions of the License Agreement, including without limitation all terms and conditions thereof governing attorneys’ fees, governing law, venue and enforcement. Unless otherwise explicitly set forth herein, any default or breach with respect to any party’s obligations under this Third Amendment shall constitute, as applicable, a default and/or breach under the License Agreement.

8. Confidentiality; Public Announcements and Disclosure. Except as set forth below, the parties hereto shall not disclose to any other party (other than their respective attorneys, lenders or advisors with whom there is a professional or contractual requirement of confidentiality) the existence or contents of this Third Amendment and or any of their discussions concerning this Third Amendment, the TOB or any other document or agreement related thereto. The parties hereto agree to cooperate and work together in the preparation of a mutually acceptable public announcement or disclosure regarding this Third Amendment and the TOB. No party hereto shall issue any press release or otherwise make any announcements or disclosures to the public or any other third party with respect to this Third Amendment or the TOB without first obtaining the prior written approval of the other parties to this Third Amendment, except as may be required by applicable law or pursuant to the rules of any stock exchange.

9. No Other Amendments. Except as specifically set forth in this Third Amendment, the remaining terms and conditions of the License Agreement shall remain unchanged and shall remain in full force and effect. In the event of a conflict between the provisions of this Third Amendment and the License Agreement, the provisions of this Third Amendment shall prevail.

10. Execution in Counterparts. This Third Amendment may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same document notwithstanding that all the parties hereto are not signatories to each counterpart. However, this Third Amendment shall not be enforceable against a party until a counterpart has been executed by all the parties hereto. An executed counterpart signature page transmitted by facsimile (fax) transmission by one party to the other parties shall constitute an original signature page for all purposes.

11 Tokyo Time. All dates referred to herein (other than references to dates of agreements in the recitals) are Tokyo time.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the day and year first above written.

Executed as of the date set forth above.

LICENSOR:

TULLY’S COFFEE CORPORATION

By:	/s/ Anthony J. Gioia
Anthony J. Gioia, its President

LICENSEE:

TULLY’S COFFEE JAPAN CO., LTD.

By:	: /s/ Kouta Matsuda
Kouta Matsuda, its President

FOODX:

FOODX GLOBE CO., LTD.

By:	: /s/ Kouta Matsuda
Kouta Matsuda, its President

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